Exhibit (a)(2)

LEGG MASON PARTNERS PREMIUM MONEY MARKET TRUST

Form of Amended and Restated Designation of Series of Shares of Beneficial Interests in the Trust
(Effective as of May 31, 2010)

          WHEREAS, the Trustee(s) of the Trust, acting pursuant to Section 4.9 of the Declaration, divided the Shares of the Trust into two Series of Shares as of February 6, 2007, Citi Premium Liquid Reserves and Citi Premium U.S. Treasury Reserves;

          WHEREAS, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, changed the names of Citi Premium Liquid Reserves and of Citi Premium U.S. Treasury Reserves to Western Asset / Citi Premium Liquid Reserves and Western Asset / Citi Premium U.S. Treasury Reserves, respectively, effective as of June 1, 2009;

          WHEREAS, the Trustees of the Trust, at a meeting held on February 9, 2010, changed the name of Western Asset / Citi Premium Liquid Reserves and of Citi Premium U.S. Treasury Reserves to Western Asset Premium Liquid Reserves and Western Asset Premium U.S. Treasury Reserves, respectively, effective as of May 31, 2010; and

          WHEREAS, the Trustee of the Trust, at a meeting held on February 9, 2010, divided unissued Shares of the Trust into an additional Series of Shares, Western Asset Premium Tax Free Reserves, effective as of that date.

          NOW THEREFORE, the Trustees have caused this Designation of Series of Shares to be amended and restated in its entirety as follows:

The following Series of the Trust are established and designated, with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Western Asset Premium Liquid Reserves
2.	Western Asset Premium U.S. Treasury Reserves
3.	Western Asset Premium Tax Free Reserves

1. Each Share of each Series shall have a par value of $0.00001 per Share and shall be entitled to all the rights and preferences accorded to Shares under the Declaration.

2. The number of authorized Shares of each Series is unlimited.

3. Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time are described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”). Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4. With respect to the Shares of each Series, (a) the time and method of determining the purchase price, (b) the fees and expenses, (c) the qualifications for ownership, if any, (d) minimum purchase amounts, if any, (e) minimum account size, if any, (f) the price, terms and manner of redemption of, (g) any conversion or exchange feature or privilege, (h) the relative dividend rights, and (i) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5. The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series or the Shares of such Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6. The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust or terminate any Series hereby designated.

7. Capitalized terms not defined herein have the meanings given to such terms in the Declaration.